Exhibit 10.8

OMNILIT ACQUISITION CORPORATION 2023 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Earnout Shares)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2023, by and between OmniLit Acquisition Corporation, a Delaware corporation (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

WITNESSETH:

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of May 9, 2023 (the “Merger Agreement”), with Optics Merger Sub. (“Merger Sub”), Al Kapoor in the capacity as the initial Stockholder Representative thereto Syntec Optics, Inc. (“Syntec”), pursuant to which the Merger Sub merged with and into Syntec as of October 31, 2023;

WHEREAS, pursuant to the Merger Agreement, OmniLit shall issue up to 28,000,000 restricted stock units (the “Earnout RSUs”) to the Company stockholders and to Management of the surviving corporation post merger (the “Eligible Company Personnel”) if specified share price and operational triggers are achieved as set forth in Section 3.5 of the Merger Agreement

WHEREAS, 26,000,000 of the Earnout RSUs will be considered the “Contingent Earnout,” with shares to be awarded to Syntec Optics current shareholders

WHEREAS, 2,000,000 of the Earnout RSUs will be considered the “Performance-Based Earnout,” with shares to be awarded to the Company’s management team

WHEREAS, the Company has adopted the OmniLit Combination 2023 Equity Incentive Plan (the “Plan”), which permits the Company to issue incentive awards to certain of its or its affiliates’ key personnel;

WHEREAS, pursuant to the Merger Agreement and effective as of the Closing Date (as defined in the Merger Agreement), the Company agreed to make certain grants of Restricted Stock Units under the Plan to eligible individuals as specified in the Merger Agreement;

WHEREAS, the Participant is an employee of the Company or one of its affiliates who has been designated under the Merger Agreement to receive a grant of restricted stock units that will vest upon the achievement of the specified share price triggers applicable to the Earnout Shares; and

WHEREAS, the Company desires to grant the Participant restricted stock units under the Plan representing the Participant’s right to receive a specified number of shares of Common Stock if the Participant remains in employment or remains as a Director until the applicable share price triggers are achieved.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1. Award of RSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant restricted stock units (the “RSUs”) relating to ______ shares of Common Stock.

2. Earning and Vesting of RSUs. Subject to Section 4, the percentage of the RSUs indicated in the table below will be deemed earned and vested if either (a) certain operational goals are met or (b)the closing price per share of the Common Stock (the “Closing Price”) equals or exceeds the amount indicated in the table below for any twenty (20) trading days in any thirty (30) consecutive day trading period during the sixty (60) month period following the Closing Date:

Contingent RSUs Earned	Criteria
33.3%	VWAP $12.50 / share
33.3%	VWAP $14.00 / share
33.3%	VWAP $15.00 / share
Performance Based RSUs Earned	Criteria
50%	2024 Revenue: >$75M & EBITDA >$22.6M
50%	2025 Revenue: $196M & EBITDA >$50.6M

3. Settlement. As soon as reasonably practicable (but no more than two and one-half (2½) months) after the later of (a) the date on which the applicable Closing Price is met or exceeded, and (b) six (6) months after the Closing Date, the Company will issue to the Participant a number of shares of Common Stock equal to the number of RSUs that were deemed earned and vested as a result of the Closing Price being met or exceeded.

4. Termination of Employment. If the Participant’s employment with the Company and its affiliates is terminated for any reason, then all RSUs that have not become earned and vested as of the date of termination shall be forfeited as of the date on which such termination occurs.

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5. Rights as a Stockholder; Dividend Equivalents. The Participant shall not have any rights of a stockholder of the Company with respect to the shares of Common Stock underlying the RSUs (including, without limitation, any voting rights or any right to dividends), until the shares have been issued hereunder.

6. Tax Withholding. The Company shall, to the extent it may do so without adverse accounting or legal consequences, satisfy its or its affiliates’ liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs, by withholding a number of shares of Common Stock otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment; and provided, further, that, in the event the Company cannot for any reason withhold shares to satisfy such withholding obligations, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying such withholding obligations, and the Company may withhold any amounts necessary to satisfy its or its affiliates’ withholding obligations from other amounts owed to the Participant.

7. No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other similar agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.

8. Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded restricted stock units.

9. Transferability. The Participant may not transfer any interest in the RSUs other than under the Participant’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any shares of Common Stock issued hereunder that have not been registered under the Securities Act: (a) he or she will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the shares to such effect.

10. Miscellaneous.

(a) Capitalized terms used and not defined herein shall have the meanings provided in the Plan.

(b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(c) This Agreement may not be amended or modified except by the written consent of the parties hereto.

(d) The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

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(e) Any notice, filing or delivery hereunder or with respect to the RSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 515 Lee Rd Rochester, NY, 14606, Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid or by personal delivery.

(f) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(g) This Agreement and the RSUs awarded hereunder are subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

11. Change in Control. Notwithstanding any other provision to the contrary contained in this Agreement, effective upon a Change in Control following the Grant Date, any RSUs that have not yet become earned or vested, or for which the applicable Closing Price has been met or exceeded but for which shares have not yet been issued, shall be deemed earned and vested and settled by the issuance of one share per earned RSU immediately prior to the consummation of the Change in Control.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

COMPANY	PARTICIPANT
OmniLit acquisition corp.

By:
No. of Restricted Stock Units:
Grant Date:

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